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         EXHIBIT 5

         Opinion regarding legality

                                December 19, 2003


Community First, Inc.
501 South James Campbell Boulevard
Columbia, Tennessee 38401

         Re: Registration Statement on Form SB-2, File No. 333-108949 4,500,000 Shares of Common Stock, Par Value $5.00 Per Share

Ladies and Gentlemen:


         In connection with the registration by Community First, Inc., a Tennessee corporation (the "Company"), of 4,500,000 shares of common stock of the Company, par value $5.00 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), on a Registration Statement on Form SB-2 filed with the Securities and Exchange Commission (the "Commission") on September 19, 2003 (File No. 333-108949), as amended by Amendment No. 1 filed on October 28, 2003, Amendment No. 2 filed on December 2, 2003, Amendment No. 3 filed on December 15, 2003 and Amendment No. 4 filed on December 19, 2003 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

         In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be in compliance with the procedures established in the registration statement. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

         We are opining herein as to the effect on the subject transaction only of the Tennessee Business Corporation Act of the State of Tennessee ("TBCA"), and any other statutes and decisional law which may affect the TBCA, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

         Subject to the foregoing, it is our opinion that the Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                               Sincerely,

                                               /s/ Bone McAllester Norton PLLC